EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations (310) 482-5830 http://investor.stamps.com	Dena Cook Brew Media Relations (310) 600-7160 dena@brewpr.com

STAMPS.COM WINS PATENT TRIAL AGAINST KARA TECHNOLOGY

LOS ANGELES - July 1, 2008 - Stamps.com® (Nasdaq:STMP), the intelligent alternative to a postage meter, today announced that it received a unanimous jury verdict that its NetStamps® feature and technology does not infringe any of the patents asserted by Kara Technology. The jury also found that no damages are due.

"We've maintained all along that Stamps.com does not infringe the patents at issue, so we were pleased with the verdict," said Seth Weisberg, Chief Legal Officer of Stamps.com. "We thank the jury and the court for their service and fairness in this matter. In addition, we would like to thank our counsel, the Graves Law Office, for their outstanding work."

Kara Technology Incorporated originally filed suit against Stamps.com on October 22, 2004 in the United States District Court for the Southern District of New York seeking an injunction, unspecified damages, and attorney's fees. The suit was transferred to the United States District Court for the Central District of California on February 9, 2005. The trial commenced in Los Angeles on June 9, 2008, the jury began deliberations on June 26 and the jury returned its verdict on June 27, 2008.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s online postage service enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has PC Postage partnerships with Microsoft, EarthLink, HP, NCR, Office Depot, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2009. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as NFL®, Collegiate, and now the limited edition American Idol® collection. Since launching PhotoStamps in May 2005, more than 58 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Adobe, and others.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our products that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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